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                                  PURCHASE AGREEMENT


     Prudential Real Estate Fund (the Trust), an open-end, non-diversified management investment company and a Delaware business trust, and Prudential Investments Fund Management LLC, a New York limited liability company (PIFM), intending to be legally bound, hereby agree as follows:

     1. In order to provide the Trust with its initial capital, the Trust hereby sells to PIFM, and PIFM hereby purchases, 10,000 shares of beneficial interest (the Shares) of the Trust. The Shares are apportioned as follows: 2,500 Shares of Class A, 2,500 Shares of Class B, 2,500 Shares of Class C and 2,500 Shares of Class Z, each at the net asset value of $10.00 per share. The Trust hereby acknowledges receipt from PIFM of funds in the amount of $100,000 in full payment for the Shares.

     2. PIFM represents and warrants to the Trust that the Shares are being acquired for investment and not with a view to distribution thereof and that PIFM has no present intention to redeem and dispose of any of the Shares.

     3. PIFM hereby agrees that it will not redeem any of the Shares except in direct proportion to the amortization of organizational expenses by the Trust. In the event that the Trust liquidates before deferred organizational expenses are fully amortized, then the Shares shall bear their proportionate share of such unamortized organizational expenses.

     IN WITNESS THEREOF, the parties have executed this agreement as of the day of ________________, 19____.


                                   Prudential  Real Estate Fund


                                   By:
                                      ---------------------------------------
                                       Richard A. Redeker
                                       President

                                   Prudential Investments Fund Management
                                   LLC

                                   By:
                                      ---------------------------------------
                                       Thomas A. Early
                                       Executive Vice President